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Stereotaxis Appoints New Chief Financial Officer

ST. LOUIS, MO, October 3, 2011—Stereotaxis, Inc. (NASDAQ: STXS) today announced the appointment of Samuel W. Duggan as Chief Financial Officer of the Company, effective immediately. Mr. Duggan will report to President and Chief Executive Officer Michael P. Kaminski.

Mr. Duggan, 48, has 25 years of financial leadership experience. He was Vice President and Treasurer of RehabCare Group, Inc. (NYSE: RHB), from 2009 until its 2011 acquisition by Kindred Healthcare, Inc. During this time, Mr. Duggan had management responsibility for treasury, investor relations, financial analysis, budgeting and lease financing.

“Sam is a highly accomplished public company finance executive with broad experience in senior strategic finance roles,” said Mr. Kaminski. “Sam’s leadership skills and proven track record in directing finance and accounting organizations will be invaluable to Stereotaxis as we continue to execute our strategic plan.”

Mr. Duggan said, “This is an exciting time to join Stereotaxis as the company is positioned for growth with the coming launch of Epoch and the expansion of Odyssey into the large standard lab market. With the recent reduction in operating expenses, strong recurring revenue performance and the opportunity to accelerate capital revenue, Stereotaxis has created the foundation for improved financial performance. I am thrilled by the significant opportunities that lie ahead for Stereotaxis and look forward to working with the Stereotaxis team and contributing to the company's future success.”

From 2005 to 2008, Mr. Duggan held various finance positions of increasing responsibility at Kellwood Company, one of the largest apparel makers in the U.S., concluding with his role as Corporate Vice President, Investor Relations and Treasurer. Immediately prior to Kellwood, he was with MEMC Electronic Materials, Inc. (NYSE: WFR), where he held various positions in accounting, business development, purchasing, facilities planning and investor relations, starting in 1996. Mr. Duggan was with KPMG LLP from 1986 until 1996 culminating with his role as an audit senior manager.

Mr. Duggan replaces Dan Johnston who left the Company in August 2011.

About Stereotaxis

www.stereotaxis.com

www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed. Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

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